Exhibit 10.2

May 23, 2011

Graco Inc.

88 11th Avenue NE

Minneapolis, Minnesota 55413

Re:	Amendment No. 1 to Note Agreement

Ladies and Gentlemen:

Reference is made to that certain Note Agreement, dated as of March 11, 2011 (the “Note Agreement”), between Graco Inc., a Minnesota corporation (the “Company”), on the one hand, and The Prudential Insurance Company of America, Gibraltar Life Insurance Co., Ltd., The Prudential Life Insurance Company, Ltd., Forethought Life Insurance Company, RGA Reinsurance Company, MTL Insurance Company and Zurich American Insurance Company, on the other hand. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Note Agreement.

The Company has requested certain amendments to the Note Agreement set forth below. Subject to the terms and conditions hereof, the undersigned holders of the Notes are willing to agree to such request. Accordingly, and in accordance with the provisions of paragraph 11C of the Note Agreement, the parties hereto agree as follows:

SECTION 1. Amendments to the Note Agreement. Effective upon the Effective Date (as defined in Section 2 below), the parties hereto agree that the Note Agreement is amended as follows:

1.1.      The reference to “90” in clause (ii) of paragraph 5A of the Note Agreement is amended to be “75”.

1.2.      Paragraph 5M of the Note Agreement is added to the Note Agreement to read as follows:

“5M.   Pledge Agreements.    The Company covenants that if at any time the Company or any Domestic Subsidiary owning stock or Ownership Interests of a Material Foreign Subsidiary is required to secure the obligations under a Primary Credit Facility with a security interest in such stock or Ownership Interest of such Material Foreign Subsidiary, the Company will promptly execute, or cause such Domestic Subsidiary owning such stock or Ownership Interests of a Material Foreign Subsidiary to promptly execute, a pledge agreement to pledge to the Collateral Agent for the benefit of the holders of the Notes and other secured parties pursuant to the Intercreditor Agreement with respect to the lesser of (i) 65% of the outstanding stock or other Ownership Interests of a Material Foreign Subsidiary, or (ii) all of the stock or other Ownership Interests of such Material

Exhibit 10.2

Foreign Subsidiary owned by the Company or such Domestic Subsidiary at any time. The Company further agrees to deliver to the Collateral Agent all such pledge agreements, to the extent necessary to grant the Collateral Agent a security interest in 65% of the outstanding stock or other Ownership Interests of each first-tier Material Foreign Subsidiary, together (to the extent available and applicable) with appropriate corporate resolutions and other documentation (including the certificates representing the stock or Ownership Interests of such Material Foreign Subsidiary subject to such pledge, executed assignments separate from the certificates (stock powers) for such certificates with respect to any Material Foreign Subsidiary thereto executed in blank, such other documents as shall be reasonably requested to perfect the Lien of such pledge, and, if the lenders under a Primary Credit Facility have received similar legal opinions, opinions of counsel addressed to the holders of the Notes), in each case in form and substance reasonably satisfactory to the Required Holder(s), and in a manner that the Required Holder(s) shall be reasonably satisfied that the Collateral Agent has a first priority perfected pledge of or charge over the Ownership Interest pledged pursuant to such pledge agreements.”

1.3.      Paragraph 6A of the Note Agreement is amended in its entirety to read as follows:

“6A.    Financial Covenants.

   6A(1). Cash Flow Leverage Ratio.    The Company will not permit the Cash Flow Leverage Ratio, as of the end of any fiscal quarter of the Company, to exceed 3.25 to 1.00; provided, however, that, in connection with any Permitted Acquisition for which the purchase consideration equals or exceeds $200,000,000 (including the Finishing Group Acquisition), the maximum Cash Flow Leverage Ratio, with prior notice to the holders of the Notes, shall increase to 3.75 to 1.00 for the four fiscal quarter period beginning with the quarter in which such Permitted Acquisition occurs, so long as (i) the Company is in pro forma compliance herewith at such 3.75 to 1.00 level before and after giving effect to such Permitted Acquisition and (ii) after any such Permitted Acquisition that results in an increase to the 3.75 to 1.00 level, the Cash Flow Leverage Ratio permitted under this paragraph 6A(1) shall decrease to 3.25 to 1.00 for at least one fiscal quarter before becoming eligible to again increase to 3.75 to 1.00 for a new period of four consecutive fiscal quarters (with the understanding that any Permitted Acquisition occurring during such fiscal quarter would be required to comply with the 3.25 to 1.00 ratio).

   6A(2). Interest Coverage Ratio.    The Company will not permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters ending on the last day of any fiscal quarter to be less than 3.00 to 1.00; provided, however, that, in connection with any Permitted Acquisition for which the purchase consideration equals or exceeds $200,000,000 (including the Finishing Group Acquisition), the minimum Interest Coverage Ratio, with prior notice to the holders of the Notes, shall decrease to 2.50 to 1.00 for the four fiscal quarter period beginning with the quarter in which such Permitted Acquisition occurs, so

Exhibit 10.2

long as (i) the Company is in pro forma compliance herewith at such 2.50 to 1.00 level before and after giving effect to such Permitted Acquisition and (ii) after any such Permitted Acquisition that results in a decrease to the 2.50 to 1.00 level, the Interest Coverage Ratio permitted under this paragraph 6A(2) shall increase to 3.00 to 1.00 for at least one fiscal quarter before becoming eligible to again decrease to 2.50 to 1.00 for a new period of four consecutive fiscal quarters (with the understanding that any Permitted Acquisition occurring during such fiscal quarter would be required to comply with the 3.00 to 1.00 ratio).”

1.4.      Clause (iii) of paragraph 6L of the Note Agreement is hereby deleted.

1.5.      The reference “subject to paragraph 11W” appearing in clause (iii) of paragraph 7A of the Note Agreement is hereby deleted.

1.6.      Clause (xiii) of paragraph 7A of the Note Agreement is amended in its entirety to read as follows:

   “(xiii) if (a) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (b) a notice of intent to terminate any Plan shall have been filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, or (c) any Plan is in “at-risk status” (within the meaning of section 430(i)(4) of the Code) and the aggregate value of the liabilities of all Plans that are in at-risk status exceeds the aggregate value of the assets of all Plans that are in at-risk status by more than $50,000,000 (with liabilities and assets valued in the manner used to determine the funding target attainment percentage under Section 430 of the Code (disregarding the special rules contained in Section 430(i)(1)(B)), (d) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (e) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (f) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and, if such event or events are events described in clauses (a), (b) or (d) through (f) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or”

Exhibit 10.2

1.7.      Paragraph 10B of the Note Agreement is hereby amended by amending and restating, or inserting in the appropriate alphabetical sequence, as the case may be, the following definitions:

   “Change of Control” shall mean

   (i), either (a) the acquisition by any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of the Company or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) of beneficial ownership (as defined in Rules 13d-3 and 13d-4 of the Securities and Exchange Commission, except that a Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the voting power of the then-outstanding voting capital stock of the Company; or (b) a change in the composition of the board of directors of the Company such that continuing directors cease to constitute more than 50% of such board of directors. As used in this definition, “continuing directors” means, as of any date, (1) those members of the board of directors of the Company who assumed office prior to such date, and (2) those members of the board of directors of the Company who assumed office after such date and whose appointment or nomination for election by the Company’s shareholders was approved by a vote of at least 50% of the directors of the Company in office immediately prior to such appointment or nomination; or (ii) a “change of control” or any similar event shall occur under, and as defined in documents pertaining to, any Indebtedness in excess of $10,000,000 in the aggregate (other than the Notes) of the Company or any Material Subsidiary.

   “Collateral Agent” shall mean U.S. Bank National Association in its capacity as Collateral Agent under the Intercreditor Agreement, or any successor in such capacity.

   “Contingent Obligation” means, with respect to any Person at the time of any determination, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or otherwise: (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any direct or indirect security therefor, (ii) to purchase property, securities, Ownership Interests or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (iii) to maintain working capital, equity capital or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or otherwise to protect the owner thereof against loss in respect thereof, or (iv) entered into for the purpose of assuring in any manner the owner of such Indebtedness of the payment of such Indebtedness or to protect the owner against loss in respect thereof; provided, that the term “Contingent Obligation”

Exhibit 10.2

shall not include endorsements for collection or deposit, in each case in the ordinary course of business, and shall not include earn-outs in connection with Permitted Acquisitions and other acquisitions not prohibited hereby.

   “Credit Agreement” shall mean that certain Credit Agreement dated as of May 23, 2011 among the Company, the Borrowing Subsidiaries defined therein, the Banks named therein, U.S. Bank National Association, as Administrative Agent and JPMorgan Chase Bank N.A., as Syndication Agent, as such agreement is amended, restated, supplemented or otherwise modified or extended, renewed or refinanced from time to time.

   “EBITDA” means, for any period of determination, the consolidated net income of the Company and its Subsidiaries, plus, to the extent subtracted in determining consolidated net income and without duplication, (i) Interest Expense, (ii) depreciation, (iii) amortization, (iv) income tax expense, (v) extraordinary, non-operating or noncash charges and expenses for (including but not limited to non-cash stock compensation expense, non-cash pension expense, workforce reduction or other restructuring charges, and transaction costs, fees and charges incurred in connection with the acquisition of any substantial portion of the Ownership Interests or assets of, or a line of business or division of, another Person, including any merger or consolidation with such other Person), minus, the aggregate amount of extraordinary, non-operating or non-cash gains and income (including, without limitation, extraordinary or nonrecurring gains, gains from the discontinuance of operations and gains arising from the sale of assets other than inventory, all as determined in accordance with GAAP). For purposes of calculating EBITDA, with respect to any period of determination, (i) Permitted Acquisitions that have been made by the Company and its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the period of determination shall be deemed to have occurred on the first day of the period of determination; provided that only the actual historical results of operations of the Persons so acquired, without adjustment for pro forma expense savings or revenue increases, shall be used for such calculation; and provided, further, that the EBITDA of the Person so acquired attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the end of such period of determination, shall be excluded, and (ii) dispositions that have been made by the Company and its Subsidiaries during the period of determination shall be deemed to have occurred on the first day of the period of determination; provided that the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such disposition for such period of increased by an amount equal to the EBITDA (if negative) attributable thereto for such period.

   “Finishing Group Acquisition” shall mean the acquisition by the Company of substantially all of the domestic and foreign assets and foreign equity interests of ITW Finishing Group from Illinois Tool Works Inc.

Exhibit 10.2

   “Intercreditor Agreement” shall mean that certain Intercreditor and Collateral Agency Agreement, dated as of May 23, 2011, by and among U.S. Bank National Association, as the administrative agent under the Credit Agreement, U.S. Bank National Association, as the collateral agent appointed pursuant to the terms and conditions thereof, and the holders of the Notes, as such agreement is amended, restated, modified or supplemented from time to time.

   “Interest Expense” shall mean, for any period of determination, the aggregate consolidated amount, without duplication, of interest expense determined in accordance with GAAP excluding amortization of financing fees to the extent included in interest expense but specifically including (i) all but the principal component of payments in respect of conditional sale contracts, Capitalized Leases and other title retention agreements, (ii) commissions, discounts and other fees and charges with respect to letters of credit and bankers’ acceptance financings and (iii) Rate Hedging Obligations, in each case determined in accordance with GAAP. Notwithstanding the foregoing, for the first four fiscal quarters following the consummation of a Material Acquisition, Interest Expense shall be adjusted, on a basis acceptable to the Required Holders, to give effect to any such acquisition as if it had occurred on the first day of the measurement period.

   “Material Acquisition” means a Permitted Acquisition by the Company or a Subsidiary where total consideration for such acquisition exceeds $25,000,000.

   “Material Foreign Subsidiary” shall mean any Foreign Subsidiary that is a Material Subsidiary.

   “Permitted Acquisition” shall mean the acquisition by the Company or a Subsidiary of all or substantially all of the Ownership Interests or assets of any other Person (including by merger) or of all or substantially all of the assets of a division, business unit, product line or line of business of any other Person, provided that (i) following such acquisition, the Company shall be in compliance with paragraph 6G hereof, (ii) such acquisition shall occur at a time that no Event of Default shall have occurred and continued hereunder and no Event of Default shall result therefrom, (iii) if it is an acquisition of Ownership Interests and a new Material Subsidiary is thereby created, such Material Subsidiary shall become a Guarantor or the Company or Subsidiary that is the owner thereof shall have pledged the Ownership Interest thereof, if so required by paragraph 5K or 5M hereof, (iv) such acquisition shall be consummated on a non-hostile basis and shall have been approved by the board of directors (or similar governing body) of any Person acquired, and (v) the Company shall have furnished to the holders of the Notes a certificate signed by a Responsible Employee demonstrating in reasonable detail pro forma compliance with the financial covenants contained in paragraphs 6A(1), 6A(2) and 6J for the applicable calculation period, in each case, calculated as if such acquisition, including the consideration therefor, had been consummated on the first day of such period.

Exhibit 10.2

   “Pledge Agreement” has the meaning given in Amendment No. 1 to this Agreement.

   “Rate Hedging Obligations” means any and all obligations and exposure of the Company and its Subsidiaries under (i) any and all agreements, devices or arrangements designed to protect the Company or any Subsidiary from the fluctuations of interest rates or currencies, including interest rate or foreign exchange agreements, interest rate or currency cap or collar protection agreements, and interest rate and currency options, puts and warrants, determined on a net, mark-to-market basis, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

   “Senior Creditor” means any Person that (i) from time to time extends credit to the Company that is not subordinate or junior in right of payment or Lien priority to the Notes and the other obligations under this Agreement and the other Transaction Documents, (ii) extends credit that constitutes a Primary Credit Facility and (iii) becomes a party to and is bound by the terms of the Intercreditor Agreement (including, without limitation, all limitations set forth therein).

1.8.     The following definition is deleted from paragraph 10B of the Note Agreement:

“Significant Acquisition”

1.9.     Paragraph 11V is amended by adding the following sentence to the end thereof:

   “In addition, if a Material Foreign Subsidiary, 65% of the Ownership Interests of which are pledged to the Collateral Agent (such Subsidiary referred to as a “Restructured Foreign Subsidiary”), becomes a direct or indirect wholly owned Subsidiary of another Foreign Subsidiary (such other Foreign Subsidiary being referred to herein as a “Foreign Holding Subsidiary”), the holders of the Notes hereby authorize the Collateral Agent to release such pledge of the Ownership Interests of such Restructured Subsidiary if requested by the Company, provided that (a) at least 65% of the outstanding Ownership Interests of such Foreign Holding Subsidiary are pledged to the Collateral Agent pursuant to the Pledge Agreement and (b) no holder of any Indebtedness outstanding under any Primary Credit Facility shall have received any release, waiver or similar fees for the foregoing release unless the holders of the Notes receive fees on a pro rata basis in proportion to the relative outstanding principal amounts of the Notes and the principal amount of the Indebtedness outstanding under such Primary Credit Facility (including, in the case of a revolving credit facility, the aggregate principal amount of additional loans that the lenders are legally committed to fund thereunder).”

1.10.    Paragraph 11W of the Note Agreement is hereby deleted.

1.11.    Schedule 8A(1) to the Note Agreement is replaced by Schedule 8A(1) attached to this letter agreement.

Exhibit 10.2

SECTION 2. Effectiveness.  The amendments in Section 1 of this letter agreement shall become effective on the date (the “Effective Date”) that each of the following conditions has been satisfied:

2.1.    Documents.  Each holder of a Note shall have received original counterparts of this letter agreement executed by the holders of the Notes, the Company and each Guarantor.

2.2.    New Credit Agreement.  Each holder of a Note shall have received copies of the executed Credit Agreement (as defined in the Note Agreement as amended hereby) in form and substance satisfactory to each holder of a Note, the Credit Agreement shall be in full force and effect and all conditions to the obligations of the Banks named therein to make the initial loans thereunder shall have been satisfied.

2.3.    Joinder to Guaranty Agreement.  Each holder of a Note shall have received a copy of a joinder to the Guaranty Agreement in the form of exhibit attached to the Note Agreement executed by Graco Holdings Inc.

2.4.    Intercreditor Agreement.  Each holder of a Note shall have received an executed copy of the Intercreditor Agreement in the form attached hereto as Exhibit A, and such Intercreditor Agreement shall be in full force and effect.

2.5.    Pledge Agreement. Each holder of a Note shall have received an executed copy of the pledge agreement (the “Pledge Agreement”) required by paragraph 5M of the Note Agreement as amended hereby in the form attached hereto as Exhibit B, and such Pledge Agreement shall be in full force and effect.

2.6.    Representations.    All representations set forth in Section 3 shall be true and correct as of the Effective Date, except for such representations and warranties that speak of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date.

2.7.    Proceedings.    All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this letter agreement shall be satisfactory to each holder of a Note and its counsel, and each holder of a Note shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

SECTION 3. Representations and Warranties.    The Company represents and warrants to each holder of Note that (i) immediately before and after giving effect to the amendments to the Note Agreement in Section 1 hereof, (a) each representation and warranty set forth in paragraph 8 of the Note Agreement is true and correct other than those representations and warranties that speak as of a certain date, in which case such representation and warranty was true and correct as of such earlier date, (b) no Event of Default or Default exists and (ii) all necessary or required consents to this letter agreement have been obtained and are in full force and effect.

Exhibit 10.2

SECTION 4. Reference to and Effect on Note Agreement.  Upon the effectiveness of the amendments made in this letter agreement, each reference to the Note Agreement in any other document, instrument or agreement shall mean and be a reference to the Note Agreement as modified by this letter agreement. Except as specifically set forth in Section 1 hereof, the Note Agreement and the Notes shall remain in full force and effect and are hereby ratified and confirmed in all respects. Except as specifically stated in Section 1 of this letter agreement, the execution, delivery and effectiveness of this letter agreement shall not (a) amend the Note Agreement, any Note or any other Transaction Document, (b) operate as a waiver of any right, power or remedy of the holder of any Note, or (c) constitute a waiver of, or consent to any departure from, any provision of the Note Agreement, any Note or any of the other Transaction Documents at any time. The execution, delivery and effectiveness of this letter agreement shall not be construed as a course of dealing or other implication that any holder of Notes has agreed to or is prepared to grant any amendment to, waiver of or consent under the Note Agreement, any Note or any other Transaction Document in the future, whether or not under similar circumstances.

SECTION 5. Expenses.  The Company hereby confirms its obligations under the Note Agreement, whether or not the transactions hereby contemplated are consummated, to pay, promptly after request by the holders of the Notes, all reasonable out-of-pocket costs and expenses, including attorneys’ fees and expenses, incurred by such holders in connection with this letter agreement or the transactions contemplated hereby, in enforcing any rights under this letter agreement, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this letter agreement or the transactions contemplated hereby. The obligations of the Company under this Section 5 shall survive transfer by any holder of any Note and payment of any Note.

SECTION 6. Reaffirmation.    Each Guarantor hereby consents to the foregoing amendments to the Note Agreement and hereby ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under the Guaranty Agreement after giving effect to such amendments. Each Guarantor hereby acknowledges that, notwithstanding the foregoing amendments, that the Guaranty Agreement remains in full force and effect and is hereby ratified and confirmed. Without limiting the generality of the foregoing, each Guarantor agrees and confirms that the Guaranty Agreement continues to guaranty the obligations arising under or in connection with the Note Agreement, as the same may be amended by this letter agreement.

SECTION 7. Governing Law.      THIS LETTER AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS OF SUCH STATE WHICH WOULD OTHERWISE CAUSE THIS LETTER TO BE CONSTRUED OR ENFORCED OTHER THAN IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

SECTION 8. Counterparts; Section Titles.    This letter agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of

Exhibit 10.2

a signature page to this letter agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this letter agreement. The section titles contained in this letter agreement are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

SECTION 9 Acknowledgement of Status of Existing Credit Agreement.      The Company acknowledges that the Credit Agreement (as defined in the Note Agreement prior to giving effect to the amendments contained in Section 1 hereof) has been renewed, extended, refinanced or replaced as contemplated by clause (a) of the definition of “Permitted Foreign Stock Pledge” contained in the Note Agreement as of the Effective Date.

Exhibit 10.2

Very truly yours,

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Dianna Carr
Vice President

GIBRALTAR LIFE INSURANCE CO., LTD.
THE PRUDENTIAL LIFE INSURANCE COMPANY, LTD.

By:	Prudential Investment Management (Japan),
Inc.,
as Investment Manager

By:	Prudential Investment Management, Inc.,
as Sub-Adviser

By:	/s/ Dianna Carr
Vice President

FORETHOUGHT LIFE INSURANCE COMPANY
RGA REINSURANCE COMPANY
MTL INSURANCE COMPANY
ZURICH AMERICAN INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P.
(as Investment Advisor)

By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

By:	/s/ Dianna Carr
Vice President

Exhibit 10.2

Accepted and Agreed to:

GRACO INC.

By:	/s/ James A. Graner
Name:	James A. Graner
Title:	Chief Financial Officer & Treasurer

GRACO MINNESOTA INC.

By:	/s/ James A. Graner
Name:	James A. Graner
Title:	Chief Financial Officer & Treasurer

GRACO OHIO INC.

By:	/s/ James A. Graner
Name:	James A. Graner
Title:	Chief Financial Officer & Treasurer

GRACO HOLDINGS INC.

By:	/s/ James A. Graner
Name:	James A. Graner
Title:	Chief Financial Officer & Treasurer

Exhibit 10.2

SCHEDULE 8A(1)

SUBSIDIARIES

Subsidiary	Jurisdiction	Holders of Ownership Interests	Liable under a Contingent Obligation, or as a Co-Borrower or Co-Obligor, under a Primary Credit Facility
Graco Australia Pty Ltd.	Australia	100% by the Company	No
Graco California Inc.	Minnesota	100% by the Company	No
Graco Canada Inc.	Canada	100% by the Company	No
Graco do Brasil Lmtda	Brazil	100% by the Company[1]	No
Graco Fluid Equipment (Shanghai) Co., Ltd.	People’s Republic of China	100% by the Company	No
Graco Fluid Equipment (Suzhou) Co., Ltd.	People’s Republic of China	100% by Graco Minnesota Inc.	No
Graco GmbH	Germany	100% by the Company	No
Graco Holdings Inc.	Minnesota	100% by the Company	Guarantor under the Credit Agreement
Graco Hong Kong Ltd.	People’s Republic of China (Special Adm Region)	100% by the Company	No
Graco Indiana Inc.	Delaware	100% by the Company	No
Graco K.K.	Japan	100% by the Company	No
Graco Korea Inc.	Korea	100% by the Company	No
Graco Ltd.	United Kingdom	100% by the Company	No
Graco Minnesota Inc.	Minnesota	100% by the Company	Guarantor under the Credit Agreement
Graco N.V.	Belgium	100% by the Company[2]	No
Graco Ohio Inc.	Ohio	100% by the Company	Guarantor under the Credit Agreement
Graco S.A.S.	France	100% by the Company	No
Graco Trading (Suzhou) Co., Ltd.	People’s Republic of China	100% by Graco Minnesota Inc.	No
Gusmer Corporation	Delaware	100% by the Company	No
Gusmer Canada Ltd.	Canada	100% by Gusmer Corporation	No
Gusmer Sudamerica S.A.	Argentina	100% by the Company[3]	No

1  Includes shares held by executive officers of the Company or the relevant subsidiary to satisfy the requirements of local law.

2  Includes shares held by executive officers of the Company or the relevant subsidiary to satisfy the requirements of local law.

3  Shares held by executive officers of the Company to satisfy the requirements of local law.

Exhibit 10.2

Exhibit A

INTERCREDITOR AND COLLATERAL AGENCY AGREEMENT

This Intercreditor and Collateral Agency Agreement (this “Agreement”), dated as of May 23, 2011, is entered into by and among U.S. Bank National Association, as the administrative agent under the below-defined Bank Credit Agreement (the “Bank Agent”), U.S. Bank National Association, as the collateral agent appointed pursuant to the terms and conditions hereof (the “Collateral Agent”), and The Prudential Insurance Company of America, Gibraltar Life Insurance Co., Ltd., The Prudential Life Insurance Company, Ltd., Forethought Life Insurance Company, RGA Reinsurance Company, MTL Insurance Company and Zurich American Insurance Company (each, together with its successors and permitted assigns, and any other holder of any Senior Notes, a “Noteholder”, and collectively the “Noteholders”).

WITNESSETH:

WHEREAS, Graco Inc. (the “Company”), the institutions from time to time party thereto as lenders (the “Banks”), and the Bank Agent are parties to a Credit Agreement dated as of May 23, 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Bank Credit Agreement”);

WHEREAS, the Company and the Noteholders named in the Purchaser Schedule attached thereto are party to that certain Note Agreement, dated as of March 11, 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “March 11, 2011 Note Purchase Agreement”), pursuant to which the Company has issued or expects to issue its 4.00% Series A Senior Notes due March 11, 2018 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Series A Notes”), 5.01% Series B Senior Notes due March 11, 2023 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Series B Notes”), 4.88% Series C Senior Notes due January 26, 2023 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Series C Notes”) and 5.35% Series D Senior Notes due July 26, 2026 (as the case may be amended, restated, supplemented or otherwise modified form time to time, the “Series D Notes”); and

WHEREAS, it is contemplated that the Company will enter into a Note Agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Additional Note Purchase Agreement”; and, together with the March 2011 Note Agreement, the “Note Purchase Agreements”) with one or more affiliates of The Prudential Insurance Company of America under which the Company will issue one or more additional series of its senior notes (each as amended, restated, supplemented or otherwise modified from time to time, the “Additional Senior Notes” and, together with the Series A Notes, the Series B Notes, the Series C Notes and the Series D Notes, collectively, the “Senior Notes”) in the aggregate principal amount of $75,000,000 (the Senior Notes, together with the Bank Credit Agreement, the Note Purchase Agreements and the agreements, documents and instruments delivered in connection with any or all of the foregoing (as each may be amended,

Exh. A-1

Exhibit 10.2

restated, supplemented or otherwise modified from time to time), the “Senior Indebtedness Documents”);

WHEREAS, the Banks and the Noteholders (together with the Bank Agent, the “Creditors”) have provided the Company with various loans, extensions of credit and financial accommodations under the Senior Indebtedness Documents (collectively, the “Senior Indebtedness”);

WHEREAS, in order to make and continue making and extending such loans, extensions of credit and financial accommodations, the Creditors have required that the Company and certain of its subsidiaries (collectively, the “Grantors”) guaranty and/or secure the Obligations (as hereafter defined);

WHEREAS, the Creditors wish to appoint the Collateral Agent to hold all security interests and liens granted by the Grantors in respect of the Obligations; and

WHEREAS, the Creditors wish to agree upon certain matters in respect of the Senior Indebtedness, including, without limitation, payment priorities and the application of Collateral (as defined below) proceeds;

NOW, THEREFORE, for the above reasons, in consideration of the mutual covenants herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Definitions.

For the purposes of this Agreement, the following terms shall have the meanings specified with respect thereto below. Any plural term that is used herein in the singular shall be taken to mean each entity or item of the defined class and any singular term that is used herein in the plural shall be taken to mean all of the entities or items of the defined class, collectively.

“Affiliate” of any Person shall mean any other Person which directly or indirectly controls, is controlled by or is under common control with such first Person. A Person shall be deemed to control a corporation or other entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or other entity, whether through the ownership of voting securities, by contract or otherwise.

“Collateral” shall mean all property and assets, and interests in property and assets, upon or in which the Grantors have granted a lien or security interest to the Collateral Agent to secure all or any part of the Obligations.

“Collateral Agent Expenses” shall mean, without limitation, all costs and expenses incurred by the Collateral Agent in connection with the performance of its duties under this Agreement, including the realization upon or protection of the Collateral or enforcing or defending any lien upon or security interest in the Collateral or any other action taken in accordance with the provisions of this Agreement, expenses incurred for legal counsel (including reasonable allocated costs of staff counsel) in connection with the foregoing, and any other costs, expenses or liabilities incurred by the Collateral Agent for which the Collateral Agent is entitled

Exh. A-2

Exhibit 10.2

to be reimbursed or indemnified by any Grantor pursuant to this Agreement or any Collateral Document or by the Creditors pursuant to this Agreement.

“Collateral Documents” shall mean all agreements, documents and instruments (including, without limitation, all pledge agreements, security agreements, mortgages, collateral assignments, financing statements, and other perfection documents) entered into, delivered or authorized from time to time by any Grantor in favor of the Collateral Agent in respect of the Obligations or otherwise entered into, delivered or authorized from time to time by a Grantor to secure all or any part of the Obligations, as each may be amended, restated, supplemented or otherwise modified from time to time.

“Enforcement” shall mean:

(a)           for the Bank Agent or any Bank to make demand for payment of or accelerate the time for payment prior to the scheduled payment date of any loan, extension of credit or other financial accommodation under the Bank Credit Agreement or any agreement, document or instrument delivered in connection therewith or to call for funding of cash collateral for any Letter of Credit prior to being presented with a draft drawn thereunder (or in the event the draft is a time draft, prior to its due date), in each case on account of an “Event of Default” under and as defined in the Bank Credit Agreement;

(b)           for any Noteholder to make demand for payment of or accelerate the time for payment prior to the scheduled payment date of any loan, extension of credit or other financial accommodation under either Note Purchase Agreement, the Senior Notes, or the agreements, documents and instruments delivered in connection therewith;

(c)           for the Bank Agent or any Bank to terminate its commitment to extend loans or other financial accommodations, including issuances of Letters of Credit, to the Company or any other Grantor prior to the final scheduled payment date for all Obligations thereunder or prior to the scheduled termination date for such commitment (as such scheduled termination date is in effect on the date hereof or, if later, such date to which any such scheduled termination date may hereafter be extended) , in each case on account of an “Event of Default” under and as defined in the Bank Credit Agreement;

(d)           for the Bank Agent or any Bank to commence judicial enforcement of any rights or remedies under or with respect to the Obligations, the Bank Credit Agreement or any agreement, document or instrument delivered in connection therewith, or to set off against any balances held by the Bank Agent or such Bank for the account of any Grantor or any other property at any time held or owing by the Bank Agent or such Bank to or for the credit or account of any Grantor;

(e)           for any Noteholder to commence judicial enforcement of any rights or remedies under or with respect to the Obligations, either Note Purchase Agreement, the Senior Notes, or any agreement, document or instrument delivered in connection therewith, or, if applicable, to set off against or appropriate any balances held by such Noteholder for the account of any Grantor or any other property at any time held or owing by such Noteholder to or for the credit or account of any Grantor;

Exh. A-3

Exhibit 10.2

(f)           for the Collateral Agent to commence the judicial enforcement of any rights or remedies under any Collateral Document (other than an action solely for the purpose of establishing or defending the lien or security interest intended to be created by any Collateral Document upon or in any Collateral as against or from claims of third parties on or in such Collateral), to setoff against any balances held by it for the account of any Grantor or any other property at any time held or owing by it to or for the credit or for the account of any Grantor or to otherwise take any action to realize upon the Collateral (provided, however, that “Enforcement” shall not include the Bank Agent’s charging of the Borrower’s deposit account for non-accelerated amounts due in the ordinary course pursuant to the Credit Agreement); or

(g)           the commencement by, against or with respect to any Grantor of any proceeding under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law or for the appointment of a receiver for any Grantor or its assets.

“Event of Default” shall mean (i) an “Event of Default” under and as defined in the Bank Credit Agreement, (ii) an “Event of Default” under and as defined in either Note Purchase Agreement or the Senior Notes, or (iii) any event, occurrence or action (or any failure to take any of the foregoing) that permits or automatically results in the acceleration of the repayment of any amount of Obligations under a Senior Indebtedness Document.

“Insolvent Entity” shall mean any entity that has (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“L/C Interests” shall mean, with respect to any Bank, such Bank’s direct or participation interests in all unpaid reimbursement obligations with respect to Letters of Credit, and such Bank’s direct obligations or risk participations with respect to undrawn amounts of all outstanding Letters of Credit; provided, that the undrawn amounts of outstanding Letters of Credit shall be considered to have been reduced to the extent of any amount on deposit with the Collateral Agent at any time as provided in Section 5(b) hereof.

“Letters of Credit” shall mean all letters of credit issued under the Bank Credit Agreement.

“Obligation Share” shall mean, with respect to any Creditor at any time, a fraction (expressed as a percentage), the numerator of which is the amount of Obligations owing to such Creditor at such time, and the denominator of which is the aggregate amount of all Obligations owing to all of the Creditors at such time.

“Obligations” shall mean each and every monetary obligation owed by a Grantor to the Creditors and the Collateral Agent under the Senior Indebtedness Documents, including,

Exh. A-4

Exhibit 10.2

without limitation, (1) the outstanding principal amount of, accrued and unpaid interest on, and any unpaid Yield-Maintenance Amount or other breakage or prepayment indemnification due with respect to Senior Indebtedness, (2) any unpaid reimbursement obligations with respect to any Letters of Credit, (3) any undrawn amounts of any outstanding Letters of Credit, and (4) any other unpaid amounts including amounts in respect of hedging obligations, foreign exchange obligations and treasury and cash management obligations permitted under the Senior Indebtedness Documents, and fees, expenses, indemnifications, and reimbursements due from the Grantors under any of the Senior Indebtedness Documents; provided that the undrawn amounts of any outstanding Letters of Credit shall be considered to have been reduced to the extent of any amount on deposit with the Collateral Agent at any time as provided in Section 5(b) hereof. The term “Obligations” shall include all of the foregoing indebtedness, liabilities and obligations whether or not allowed as a claim in any bankruptcy, insolvency, receivership or similar proceeding.

“Person” shall mean any individual, corporation, partnership, limited liability company, trust or other entity.

“Principal Exposure” shall mean, with respect to any Creditor at any time, (i) if such Creditor is a Bank, the aggregate amount of such Bank’s commitments to extend revolving credit (including letters of credit) under the Bank Credit Agreement plus, to the extent any term loans have been extended, the principal amount of such term loans, or, if the Banks shall then have terminated their commitments to extend credit under the Bank Credit Agreement, the sum of (x) the outstanding principal amount of all of such Bank’s loans under the Bank Credit Agreement and (y) the outstanding face amount and/or principal amount of such Bank’s L/C Interests at such time, and (ii) if such Creditor is a Noteholder, the outstanding principal amount of such Creditor’s Senior Notes at such time.

“Pro Rata Share” shall mean, with respect to any Creditor at any time, a fraction, expressed as a percentage, the numerator of which is the amount of such Creditor’s Principal Exposure at such time, and the denominator of which is the aggregate amount of Principal Exposure of all of the Creditors of the same class (i.e. Banks or Noteholders, as applicable) at such time.

“Pro Rata Expenses Share” shall mean, with respect to any Creditor at any time, a fraction, expressed as a percentage, the numerator of which is the amount of such Creditor’s Principal Exposure at such time, and the denominator of which is the aggregate amount of Principal Exposure of all Creditors at such time.

“Qualified Creditor” shall mean any Creditor which is not an Affiliate of any Grantor.

“Required Creditors” shall mean, at any time, (i) Banks whose Pro Rata Shares represent greater than 50% of the aggregate Principal Exposure of all of the Banks and (ii) Noteholders whose Pro Rata Shares represent greater than 50% of the aggregate Principal Exposure of all of the Noteholders; provided, however, that only Pro Rata Shares of Senior Indebtedness held by Qualified Creditors shall be included in this determination; provided, further, that if at any time Obligations owing to Banks or Noteholders, as the case may be, are

Exh. A-5

Exhibit 10.2

less than both (A) $1,000,000, and (B) 10% of the aggregate Obligations (the Banks or the Noteholders, as the case may be, a “Deminimis Group”), then the Required Creditors shall be determined without regard to clause (i) if the Deminimis Group is the Banks, and clause (ii) if the Deminimis Group is the Noteholders.

“Specified Provisions” shall mean any of the terms relating to (i) amounts or timing of payment of interest or fees, (ii) terms relating to required payments or prepayments of any Obligations, (iii) financial and negative covenants set forth in the Senior Indebtedness Documents (including paragraph 6 of either Note Purchase Agreement and Article IX of the Bank Credit Agreement), (iv) covenants relating to the operations of the Company or its subsidiaries, (v) events of default, and (vi) definitions as used in any of the foregoing.

“Yield-Maintenance Amount” shall mean the “Yield-Maintenance Amount” as defined in either Note Purchase Agreement.

2.             Appointment of Collateral Agent.

(a)           Appointment of Collateral Agent.    Subject in all respects to the terms and provisions of this Agreement, the Bank Agent, for itself and on behalf of the Banks, and the Noteholders hereby appoint U.S. Bank National Association to act as collateral agent for the benefit of the Creditors (the “Collateral Agent”) with respect to the liens upon and the security interests in the Collateral and the rights and remedies granted under and pursuant to the Collateral Documents, and U.S. Bank National Association hereby accepts such appointment and agrees to act as such collateral agent. The agency created by this Section 2 shall in no way impair or affect any of the rights and powers of, or impart any duties or obligations upon, U.S. Bank National Association in its individual capacity as a lender or creditor under any Senior Indebtedness Document. To the extent legally necessary to enable the Collateral Agent to enforce or otherwise foreclose and realize upon any of the liens or security interests in the Collateral in any legal proceeding which the Collateral Agent either commences or joins as a party in accordance with the terms of this Agreement, each of the Creditors agrees to join as a party in such proceeding and take such action therein concurrently to enforce and obtain a judgment for the payment of the Obligations held by it.

(b)           Duties of Collateral Agent.    Subject to the Collateral Agent having been directed to take such action in accordance with the terms of this Agreement, each Creditor hereby irrevocably authorizes the Collateral Agent to take such action on its behalf under the provisions of the Collateral Documents and any other instruments, documents and agreements referred to in the Collateral Documents and to exercise such powers under the Collateral Documents as are specifically delegated to the Collateral Agent by the terms of the Collateral Documents and such other powers as are reasonably incidental thereto. Subject to the provisions of Section 11 of this Agreement, the Collateral Agent is hereby irrevocably authorized to take all actions on behalf of the Creditors to enforce the rights and remedies of the Collateral Agent and the Creditors provided for in the Collateral Documents or by applicable law with respect to the liens upon and security interests in the Collateral granted to secure the Obligations provided, however, that, notwithstanding any provision to the contrary in any Collateral Documents, (i) the Collateral Agent shall act solely at and in accordance with the written direction of the Required Creditors, (ii) the Collateral Agent shall not, without the written consent of all of the Qualified

Exh. A-6

Exhibit 10.2

Creditors, release or terminate by affirmative action or consent any lien upon or security interest in any Collateral granted under any Collateral Documents (except (x) upon (1) dispositions of Collateral by a Grantor and (2) removal of the Material Subsidiary (as defined in the Bank Credit Agreement) designation of a Subsidiary (as defined in the Bank Credit Agreement), in each case as permitted in accordance with the terms of all of the Senior Indebtedness Documents and prior to the occurrence of an Event of Default, (y) upon disposition of such Collateral after an Event of Default pursuant to direction given under clause (i) of this Section 2(b) and (x) to the extent authorized under the provisions of the last sentence of Section 12.1 of the Bank Credit Agreement, paragraph 11V of the March 11, 2011 Purchase Note Agreement and the comparable provision of the Additional Note Purchase Agreement), and (iii) the Collateral Agent shall not accept any Obligations in whole or partial consideration for the disposition of any Collateral without the written consent of all of the Qualified Creditors. The Collateral Agent agrees to make such demands and give such notices under the Collateral Documents as may be requested by, and to take such action to enforce the Collateral Documents and to foreclose upon, collect and dispose of the Collateral or of the Collateral Documents as may be directed by, the Required Creditors; provided, however, that the Collateral Agent shall not be required to take any action that is contrary to law or the terms of the Collateral Documents or this Agreement. Once a direction to take any action has been given by the Required Creditors to the Collateral Agent, and subject to any other directions which may be given from time to time by the Required Creditors, decisions regarding the manner in which any such action is to be implemented and conducted (with the exception of any decision to settle, compromise or dismiss any legal proceeding, with or without prejudice) shall be made by the Collateral Agent, with the assistance and upon the advice of its counsel. Notwithstanding the provisions of the preceding sentence, any decision to settle, compromise or dismiss any legal proceeding, with or without prejudice, which implements, approves or results in or has the effect of causing any release, change or occurrence, where such release, change or occurrence otherwise would require unanimous approval of all of the Qualified Creditors pursuant to the terms of this Agreement, also shall require the unanimous approval of all of the Qualified Creditors.

(c)           Requesting Instructions.    The Collateral Agent may at any time request directions from the Creditors as to any course of action or other matter relating to the performance of its duties under this Agreement and the Collateral Documents, and the Creditors shall respond to such request in a reasonably prompt manner.

(d)           Emergency Actions.    If the Collateral Agent has asked the Required Creditors for instructions following the receipt of any notice of an Event of Default and if the Required Creditors have not responded to such request within 30 days, the Collateral Agent shall be authorized to take such actions with regard to such Event of Default which the Collateral Agent, in good faith, believes to be reasonably required to protect the Collateral from damage or destruction; provided, however, that once instructions have been received from the Required Creditors, the actions of the Collateral Agent shall be governed thereby and the Collateral Agent shall not take any further action which would be contrary to such instructions.

(e)           Collateral Document Amendments.    An amendment, supplement, modification, restatement or waiver of any provision of any Collateral Document, any consent to any departure by any Grantor from any such provision, or the execution or acceptance by the Collateral Agent of any Collateral Document not in effect on the date of this Agreement shall be

Exh. A-7

Exhibit 10.2

effective if, and only if, consented to in writing by the Required Creditors (with the understanding that the Collateral Documents that are identified in Exhibit A hereto are hereby approved by the Required Creditors); provided, however, that, (i) no such amendment, supplement, modification, restatement, waiver, consent or such Collateral Document not in effect on the date of this Agreement which imposes any additional responsibilities upon the Collateral Agent shall be effective without the written consent of the Collateral Agent, and (ii) no such amendment, supplement, modification, waiver or consent shall release any Collateral from the lien or security interest created by any Collateral Document not subject to the exception in Section 2(b)(ii) of this Agreement or narrow the scope of the property or assets in which a lien or security interest is granted pursuant to any Collateral Document or change the description of the obligations secured thereby without the written consent of all Qualified Creditors.

(f)           Administrative Actions.    The Collateral Agent shall have the right to take such actions under this Agreement and under the Collateral Documents, not inconsistent with the instructions of the Required Creditors or the terms of the Collateral Documents and this Agreement, as the Collateral Agent deems necessary or appropriate to perfect or continue the perfection of the liens on the Collateral for the benefit of the Creditors.

(g)           Collateral Agent Acting Through Others.    The Collateral Agent may perform any of its duties under this Agreement and the Collateral Documents by or through attorneys (which attorneys may be the same attorneys who represent any Creditor), agents or other persons reasonably deemed appropriate by the Collateral Agent. In addition, the Collateral Agent may act in good faith reliance upon the opinion or advice of attorneys selected by the Collateral Agent. In all cases the Collateral Agent may pay reasonable fees and expenses of all such attorneys, agents or other persons as may be employed in connection with the performance of its duties under this Agreement and the Collateral Documents.

(h)           Resignation of Collateral Agent.

(i)           The Collateral Agent (A) may resign at any time upon notice to the Creditors, and (B) may be removed at any time upon the written request of the Required Creditors sent to the Collateral Agent and the other Creditors. For the purposes of any determination of Required Creditors under this Section 2(h)(i), the Pro Rata Share of any Insolvent Entity shall be disregarded.

(ii)          If the Collateral Agent shall resign or be removed, the Required Creditors shall have the right to select a replacement Collateral Agent by notice to the Collateral Agent and the other Creditors.

(iii)         Upon any replacement of the Collateral Agent, the Collateral Agent shall assign all of the liens upon and security interests in all Collateral under the Collateral Documents, and all right, title and interest of the Collateral Agent under all the Collateral Documents, to the replacement Collateral Agent, without recourse to the Collateral Agent or any Creditor and at the expense of the Company.

(iv)         No resignation or removal of the Collateral Agent shall become effective until a replacement Collateral Agent shall have been selected as provided in this

Exh. A-8

Exhibit 10.2

Agreement and shall have assumed in writing the obligations of the Collateral Agent under this Agreement and under the Collateral Documents. In the event that a replacement Collateral Agent shall not have been selected as provided in this Agreement or shall not have assumed such obligations within 90 days after the resignation or removal of the Collateral Agent, then the Collateral Agent may apply to a court of competent jurisdiction for the appointment of a replacement Collateral Agent.

(v)          Any replacement Collateral Agent shall be a bank, trust company, or insurance company having capital, surplus and undivided profits of at least $250,000,000.

(i)             Indemnification of Collateral Agent.    Each Grantor, by its consent to this Agreement, hereby agrees to indemnify and hold the Collateral Agent, its officers, directors, employees and agents (including, but not limited to, any attorneys acting at the direction or on behalf of the Collateral Agent) harmless against any and all costs, claims, damages, penalties, liabilities, losses and expenses (including, but not limited to, court costs and reasonable attorneys’ fees) which may be incurred by or asserted against the Collateral Agent or any such officers, directors, employees and agents by reason of its status as agent under this Agreement or which pertain, whether directly or indirectly, to this Agreement, the Collateral Documents, or to any action or failure to act of the Collateral Agent as agent hereunder, except to the extent any such action or failure to act by the Collateral Agent constitutes gross negligence, willful misconduct or a breach of this Agreement. The obligations of the Grantor under this Section 2(i) shall survive the payment in full of the Obligations and the termination of this Agreement.

(j)             Liability of Collateral Agent.    In the absence of gross negligence, willful misconduct or a breach of this Agreement, the Collateral Agent will not be liable to any Creditor for any action or failure to act or any error of judgment, negligence, mistake or oversight on its part or on the part of any of its officers, directors, employees or agents. To the extent not paid by any Grantor, each Creditor hereby severally, and not jointly, agrees to indemnify and hold the Collateral Agent and each of its officers, directors, employees and agents (collectively, “Indemnitees”) harmless from and against any and all liabilities, costs, claims, damages, penalties, losses and actions of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for any Indemnitee) incurred by or asserted against any Indemnitee arising out of or in relation to this Agreement or the Collateral Documents or its status as agent under this Agreement or any action taken or omitted to be taken by any Indemnitee pursuant to and in accordance with any of the Collateral Documents and this Agreement, except to the extent arising from the gross negligence, willful misconduct or breach of this Agreement, with each Creditor being liable only for its Pro Rata Expenses Share of any such indemnification liability. The obligations of the Creditors under this Section 2(j) shall survive the payment in full of the Obligations and the termination of this Agreement.

(k)            No Reliance on Collateral Agent.    Neither the Collateral Agent nor any of its officers, directors, employees or agents (including, but not limited to, any attorneys acting at the direction or on behalf of the Collateral Agent) shall be deemed to have made any representations or warranties, express or implied, with respect to, nor shall the Collateral Agent or any such officer, director, employee or agent be liable to any Creditor or responsible for (i) any warranties or recitals made by any Grantor in the Collateral Documents or any other

Exh. A-9

Exhibit 10.2

agreement, certificate, instrument or document executed by any Grantor in connection with the Collateral Documents, (ii) the due or proper execution or authorization of this Agreement or any Collateral Documents by any party other than the Collateral Agent, or the effectiveness, enforceability, validity, genuineness or collectability as against any Grantor of any Collateral Document or any other agreement, certificate, instrument or document executed by any Grantor in connection with any Collateral Document, (iii) the present or future solvency or financial worth of any Grantor, or (iv) the value, condition, existence or ownership of any of the Collateral or the perfection of any lien upon or security interest in the Collateral (whether now or hereafter held or granted) or the sufficiency of any action, filing, notice or other procedure taken or to be taken to perfect, attach or vest any lien or security interest in the Collateral. Except as may be required by Section 2(b) of this Agreement, the Collateral Agent shall not be required, either initially or on a continuing basis, to (A) make any inquiry, investigation, evaluation or appraisal respecting, or enforce performance by any Grantor of, any of the covenants, agreements or obligations of any Grantor under any Collateral Document, or (B) undertake any other actions (other than actions expressly required to be taken by it under this Agreement). Nothing in any of the Collateral Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Collateral Agent any obligations, duties or responsibilities except as set forth in this Agreement and in the Collateral Documents. The Collateral Agent shall be protected in acting upon any notice, request, consent, certificate, order, affidavit, letter, telegram, telecopy or other paper or document given to it by any person reasonably and in good faith believed by it to be genuine and correct and to have been signed or sent by such person. The Collateral Agent shall have no duty to inquire as to the performance or observance of any of the terms, covenants or conditions of any of the Senior Indebtedness Documents. Except upon the direction of the Required Creditors pursuant to Section 2(b) of this Agreement, the Collateral Agent shall not be required to inspect the properties or books and records of any Grantor for any purpose, including to determine compliance by any Grantor with its covenants respecting the perfection of security interests.

3.        Lien Priorities.    The parties to this Agreement expressly agree that the security interests and liens granted to the Collateral Agent shall secure the Obligations on a pari passu basis for the benefit of the Creditors and that, notwithstanding the relative priority or the time of grant, creation, attachment or perfection under applicable law of any security interests and liens, if any, of the Creditors upon or in any of the Collateral to secure any Obligations, whether such security interests and liens are now existing or hereafter acquired or arising and whether such security interests and liens are in or upon now existing or hereafter arising Collateral, such security interests and liens shall be first and prior security interests and liens (subject to security interests and liens permitted by the Senior Indebtedness Documents) in favor of the Collateral Agent to secure all of the Obligations on a pari passu basis for the benefit of the Creditors.

4.        Certain Notices.    Each of the Collateral Agent and each Creditor agrees to use its best efforts to give to the others (a) copies of any notice of the occurrence or existence of an Event of Default sent to any Grantor, simultaneously with the sending of such notice to such Grantor, (b) notice of the occurrence or existence of an Event of Default of which such party has knowledge, promptly after obtaining knowledge thereof, (c) notice of the refusal of any Bank to make any loan or extension of credit pursuant to the terms of any Senior Indebtedness Document, promptly after such refusal, and (d) notice of an Enforcement by such party

Exh. A-10

Exhibit 10.2

(excluding an Enforcement approved by the Required Creditors as required by this Agreement), prior to commencing such Enforcement, but the failure to give any of the foregoing notices shall not affect the validity of such notice of an Event of Default given to a Grantor or create a cause of action against or cause a forfeiture of any rights of the party failing to give such notice or create any claim or right on behalf of any third party. The Collateral Agent agrees to deliver to each Creditor a copy of each notice or other communication received by it under any Collateral Document as soon as practicable after receipt of such notice or communication and a copy of any Collateral Document executed after the date of this Agreement as soon as practicable after the execution thereof.

5.            Distribution of Proceeds of Collateral and Payments and Collections After Enforcement.

(a)           On and after the occurrence of an Event of Default (unless such Event of Default has been waived pursuant to the terms of the Bank Credit Agreement with the consent of the holders of a majority of the outstanding principal amount of the Senior Notes (in the case of an Event of Default under the Bank Credit Agreement) or waived pursuant to the terms of the applicable Note Purchase Agreement with the consent of the Required Lenders as defined in the Bank Credit Agreement (in the case of an Event of Default under a Note Purchase Agreement)), all proceeds of Collateral held or received by the Collateral Agent or any Creditor and any other collections or payments received, directly or indirectly, by the Collateral Agent or any Creditor on or with respect to any Obligations (including, without limitation, any amount of any balances held by the Collateral Agent or any Creditor for the account of any Grantor or any other property held or owing by it to or for the credit or for the account of any Grantor setoff or appropriated by it, any payment under any guaranty constituting a Senior Indebtedness Document, any payment in an insolvency or reorganization proceeding and the proceeds from any sale of any Obligations or any interest therein to any Grantor or any Affiliate of any Grantor, but excluding, except as otherwise provided in paragraph (b) of this Section 5, amounts on deposit in the Special Cash Collateral Account provided for in paragraph (b) of this Section 5) shall be delivered to the Collateral Agent and distributed as follows:

(i)        First, to the Collateral Agent in the amount of any unpaid Collateral Agent Expenses;

(ii)       Next, to the extent proceeds remain, to the Creditors in the amount of any unreimbursed amounts paid by the Creditors to any Indemnitee pursuant to Section 2(j) of this Agreement, pro rata in proportion to the respective unreimbursed amounts thereof paid by each Creditor; and

(iii)      Next, to the extent proceeds remain, to each Creditor an amount equal to its Obligation Share of such proceeds in respect of Obligations owing to it under the Senior Indebtedness Documents.

Notwithstanding the foregoing, with respect to any collections or payments received by any Creditor on or after the occurrence of an Event of Default but prior to the date of the occurrence of an Enforcement, (1) such collections and payments shall be subject to the distribution provisions of clauses (i) through (iii), above, only to the extent that the principal

Exh. A-11

Exhibit 10.2

amount of the Obligations owed to such Creditor on the date of such Enforcement is less than the principal amount of the Obligations owed to such Creditor on the date of such Event of Default, and (2) the amount of any such collections and payments subject to the distribution provisions of clause (i) through (iii) above, in accordance with clause (1) shall not be so distributed until the date of the occurrence of such Enforcement. For the purposes of the preceding sentence, any collection or payment received by the Bank Agent on behalf of the Banks shall be considered to have been received by the Banks, and applied to pay the Obligations owed to the Banks, to which such payment or collection relates whether or not distributed by the Bank Agent to the Banks.

After the Obligations have been finally paid in full in cash, the balance of proceeds of the Collateral, if any, shall be paid to any Grantor or as otherwise required by law.

(b)           Any payment pursuant to clause (a)(iii) above with respect to undrawn amounts of outstanding Letters of Credit shall be paid to the Collateral Agent for deposit in an account (the “Special Cash Collateral Account”) to be held as collateral for the Obligations and disposed of as provided herein. On each date after the occurrence of an Enforcement on which a payment is made to a beneficiary pursuant to a draw on a Letter of Credit, the Collateral Agent shall distribute from the Special Cash Collateral Account for application to the payment of the reimbursement obligation due to the Banks with respect to such draw an amount equal to the product of (1) the amount then on deposit in the Special Cash Collateral Account, and (2) a fraction, the numerator of which is the amount of such draw and the denominator of which is the aggregate undrawn amount of all outstanding Letters of Credit immediately prior to such draw. On each date after the occurrence of an Enforcement on which a reduction in the undrawn amount of any outstanding Letter of Credit occurs other than on account of a payment made to a beneficiary pursuant to a draw on a Letter of Credit, then the Collateral Agent shall distribute from the Special Cash Collateral Account an amount equal to the product of (1) the amount then on deposit in the Special Cash Collateral Account and (2) a fraction the numerator of which is the amount of such reduction and the denominator of which is the aggregate undrawn amount of all outstanding Letters of Credit immediately prior to such reduction, which amount shall be distributed as provided in clauses (a)(i) through (iii) above. At such time as the undrawn amount of outstanding Letters of Credit is reduced to zero, any amount remaining in the Special Cash Collateral Account, after the distribution therefrom as provided above, shall be distributed as provided in clauses (a)(i) through (iii) above.

(c)           Any re-allocations of any payments or distributions initially made or received on any Obligations due to payments and transfers among the Creditors and the Collateral Agent under this Section 5 shall be deemed to reduce the Obligations of any Creditor receiving any such payment or other transfer under this Section 5 and shall be deemed to restore and reinstate the Obligations of any Creditor making any such payment or other transfer under this Section 5, in each case by the amount of such payment and other transfer; provided that if for any reason such restoration and reinstatement shall not be binding against the Company or any other Grantor, then the Creditors and the Collateral Agent agree to take such actions as shall have the effect of placing them in the same relative positions as they would have been if such restoration and reinstatement had been binding against the Company and the other Grantors.

Exh. A-12

Exhibit 10.2

6.            Certain Credit Extensions and Amendments to Agreements by the Creditors; Actions Related to Collateral; Other Liens, Security Interests and Guaranties.

(a)            The Bank Agent, on its behalf and on behalf of the Banks, agrees that, without the prior written consent of Noteholders holding a majority of the outstanding principal amount of the Senior Notes, it will not (i) amend, modify, supplement or restate, or waive (A) any Specified Provision if the effect of such amendment, modification, supplement, restatement, or waiver causes any Specified Provision to become more restrictive with respect to the Company or any subsidiary thereof or (B) any other provision of the Bank Credit Agreement or any agreement, document or instrument delivered in connection therewith, if any Grantor makes any payment or gives any other financial accommodation (other than reimbursement of out-of-pocket expenses and customary amendment fees) in connection therewith, (ii) except for any guarantees securing all of the Obligations constituting Senior Indebtedness Documents, retain or obtain the primary or secondary obligations of any other obligor or obligors with respect to all or any part of the Obligations evidenced by the Bank Credit Agreement and the agreements, documents and instruments delivered in connection therewith or (iii) from and after the institution of any bankruptcy or insolvency proceeding involving any Grantor, as respects the Collateral enter into any agreement with any Grantor with respect to post-petition usage of cash collateral, post-petition financing arrangements or adequate protection.

(b)           Each Noteholder agrees that, without the prior written consent of Banks holding a majority of the outstanding principal amount of Obligations under and undrawn commitments to extend credit under the Bank Credit Agreement, it will not (i) amend, modify, supplement, restate, or waive (A) any Specified Provision if the effect of such amendment, modification, supplement, restatement or waiver causes any Specified Provision to become more restrictive with respect to the Company or any subsidiary of the Company or (B) any other provision of a Note Purchase Agreement or Senior Notes if any Grantor makes any payment or gives any other financial accommodation (other than reimbursement of out-of-pocket expenses and customary amendment fees) in connection therewith, (ii) except for any guarantees securing all of the Obligations constituting Senior Indebtedness Documents, retain or obtain the primary or secondary obligations of any other obligor or obligors with respect to all or any part of the Obligations evidenced by a Note Purchase Agreement and the Senior Notes or (iii) from and after the institution of any bankruptcy or insolvency proceeding involving any Grantor, as respects the Collateral enter into any agreement with any Grantor with respect to post-petition usage of cash collateral, post-petition financing arrangements or adequate protection.

(c)           Each Creditor agrees that it will have recourse to the Collateral only through the Collateral Agent, that it shall have no independent recourse to the Collateral and that it shall refrain from exercising any rights or remedies under the Collateral Documents which have or may have arisen or which may arise as a result of an Event of Default or an acceleration of the maturities of the Obligations, except that, upon the direction of the Required Creditors, any Creditor may set off any amount of any balances held by it for the account of any Grantor or any other property held or owing by it to or for the credit or for the account of any Grantor, provided that the amount set off is delivered to the Collateral Agent for application pursuant to Section 5 of this Agreement. Without such direction, no Creditor shall set off any such amount. For the purposes of determining whether such direction to setoff has been given, any Creditor which has not voted in favor of or against such setoff within three business days of receiving

Exh. A-13

Exhibit 10.2

notice from another Creditor of its intent to setoff will be deemed to have voted in favor of such setoff. For the purposes of perfection any setoff rights which may be available under applicable law, any balances held by the Collateral Agent or any Creditor for the account of any Grantor or any other property held or owing by the Collateral Agent or any Creditor to or for the credit or account of any Grantor shall be deemed to be held as agent for all Creditors.

(d)           No Creditor shall take or receive a security interest in or a lien upon any of the property or assets of any Grantor as security for the payment of any Obligations other than liens and security interests granted to the Collateral Agent in the Collateral pursuant to the Collateral Documents. The existence of a common law lien on deposit accounts shall not be prohibited by the provisions of this paragraph (d) provided that any realization on such lien and the application of the proceeds thereof shall be subject to the provisions of this Agreement.

(e)           Nothing contained in this Agreement shall (i) prevent any Creditor from imposing a default rate of interest in accordance with any Senior Indebtedness Document or prevent a Creditor from raising any defenses in any action in which it has been made a party defendant or has been joined as a third party, except that the Collateral Agent may direct and control any defense directly relating to the Collateral or any one or more of the Collateral Documents as directed by the Required Creditors, which shall be governed by the provisions of this Agreement, or (ii) affect or impair the right any Creditor may have under the terms and conditions governing the Obligations to accelerate and demand repayment of such Obligations. Subject only to the express limitations set forth in this Agreement, each Creditor retains the right to freely exercise its rights and remedies as a general creditor of the Grantors in accordance with applicable law and agreements with the Grantors, including without limitation the right to file a lawsuit and obtain a judgment therein against the Grantors and to enforce such judgment against any assets of the Grantors other than the Collateral.

(e)           Subject to the provisions set forth in this Agreement, each Creditor and its affiliates may (without having to account therefor to any Creditor) own, sell, acquire and hold equity and debt securities of the Grantors and lend money to and generally engage in any kind of business with the Grantors (as if, in the case of U.S. Bank National Association, it was not acting as Collateral Agent), and, subject to the provisions of this Agreement, the Creditors and their affiliates may accept dividends, interest, principal payments, fees and other consideration from the Grantors for services in connection with this Agreement or otherwise without having to account for the same to the other Creditors, provided that any such amounts which constitute Obligations are provided for in the applicable Senior Indebtedness Documents.

7.            Accounting; Adjustments.

(a)           The Collateral Agent and each Creditor agrees to render an accounting to any of the others of the amounts of the outstanding Obligations, receipts of payments from the Grantors or from the Collateral and of other items relevant to the provisions of this Agreement upon the reasonable request from one of the others as soon as reasonably practicable after such request, giving effect to the application of payments and collections as hereinbefore provided in this Agreement.

Exh. A-14

Exhibit 10.2

(b)           Each party hereto agrees that to the extent any payment of any Obligations made to it hereunder is in excess of the amount due to be paid to it hereunder, or in the event any payment of any Obligations made to any party hereto is subsequently invalidated, declared fraudulent or preferential, set aside or required to be paid to a trustee, receiver, or any other party under any bankruptcy act, state or federal law, common law or equitable cause (“Avoided Payments”), then it shall pay to the other parties hereto (or in the case of Avoided Payments the other parties shall pay to it) such amounts so that, after giving effect to the payments hereunder by all parties, the amounts received by all parties are not in excess of the amounts to be paid to them hereunder as though any payment so invalidated, declared to be fraudulent or preferential, set aside or required to be repaid had not been made.

8.            Notices.    Except as otherwise expressly provided herein, any notice required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered three (3) business days after deposit in the United States mails, with proper postage prepaid, one business day after delivery to a courier for next day delivery, upon delivery by courier or upon transmission by telecopy or similar electronic medium (provided that a copy of any such notice sent by such transmission is also sent by one of the other means provided hereunder within one day after the date sent by such transmission) to the addresses set forth below the signatures hereto, with a copy to any person or persons set forth below such signature shown as to receive a copy, or to such other address as any party designates to the others in the manner herein prescribed. Any party giving notice to any other party hereunder shall also give copies of such notice to all other parties. Any notice delivered to the Bank Agent shall be deemed to be delivered to all of the Banks.

9.            Contesting Liens or Security Interests; No Partitioning or Marshaling of Collateral; Contesting Obligations.

(a)           No Creditor shall contest the validity, perfection, priority or enforceability of or seek to avoid, have declared fraudulent or have put aside any lien or security interest granted to the Collateral Agent and each party hereby agrees to cooperate in the defense of any action contesting the validity, perfection, priority or enforceability of such liens or security interests. Each party shall also use its best efforts to notify the other parties of any change in the location of any of the Collateral or the business operations of any Grantor or of any change in law which would make it necessary or advisable to file additional financing statements in another location as against any Grantor with respect to the liens and security interests intended to be created by the Collateral Documents, but the failure to do so shall not create a cause of action against the party failing to give such notice or create any claim or right on behalf of any other party to this Agreement and any third party.

(b)           Notwithstanding anything to the contrary in this Agreement or in any Collateral Document, no Creditor shall have the right to have any of the Collateral, or any security interest or other property being held as security for all or any part of the Obligations by the Collateral Agent, partitioned, or to file a complaint or institute any proceeding at law or in equity to have any of the Collateral or any such security interest or other property partitioned, each Creditor hereby waives any such right. The Collateral Agent and each Creditor hereby waive any and all rights to have the Collateral, or any part thereof, marshaled upon any foreclosure of any of the liens or security interests securing the Obligations.

Exh. A-15

Exhibit 10.2

(c)           Neither the Collateral Agent nor any Creditor shall contest the validity or enforceability of or seek to avoid, have declared fraudulent or have set aside any Obligations (including, without limitation, any guaranty thereof). In the event any Obligations are invalidated, avoided, declared fraudulent or set aside for the benefit of any Grantor, the Collateral Agent and the Creditors agree that such Obligations shall nevertheless be considered to be outstanding for all purposes of this Agreement.

10.            No Additional Rights for Grantors Hereunder.    Each Grantor, by its consent hereto, acknowledges that it shall have no rights under this Agreement. If the Collateral Agent or any Creditor shall violate the terms of this Agreement, each Grantor agrees, by its consent hereto, that it shall not use such violation as a defense to any enforcement by any such party against such Grantor nor assert such violation as a counterclaim or basis for setoff or recoupment against any such party.

11.            Bankruptcy Proceedings.  Nothing contained herein shall limit or restrict the independent right of any Creditor to initiate an action or actions in any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar proceeding in its individual capacity and to appear or be heard on any matter before the bankruptcy or other applicable court in any such proceeding, including, without limitation, with respect to any question concerning the post-petition usage of Collateral and post-petition financing arrangements, provided such initiating Creditor provides all other Creditors prior notice of the initiation of any such action. The Collateral Agent is not entitled to initiate such actions on behalf of any Creditor or to appear and be heard on any matter before the bankruptcy or other applicable court in any such proceeding as the representative of any Creditor. The Collateral Agent is not authorized in any such proceeding to enter into any agreement for, or give any authorization or consent with respect to, the post-petition usage of Collateral, unless such agreement, authorization or consent has been approved in writing by the Required Creditors. This Agreement shall survive the commencement of any such bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar proceeding.

12.            Independent Credit Investigation.  Neither the Collateral Agent nor any Creditor, nor any of its respective directors, officers, agents or employees, shall be responsible to any of the others for the solvency or financial condition of any Grantor or the ability of any Grantor to repay any of the Obligations, or for the value, sufficiency, existence or ownership of any of the Collateral, the perfection or vesting of any lien or security interest, or the statements of any Grantor, oral or written, or for the validity, sufficiency or enforceability of any of the Obligations, any Senior Indebtedness Document, any Collateral Documents, any document or agreement executed or delivered in connection with or pursuant to any of the foregoing, or the liens or security interests granted by the Grantors in connection therewith. Each of the Collateral Agent and each Creditor has entered into its respective financial agreements with the Grantors based upon its own independent investigation, and makes no warranty or representation to the other, nor does it rely upon any representation by any of the others, with respect to the matters identified or referred to in this Section.

13.            Supervision of Obligations.  Except to the extent otherwise expressly provided herein, each Creditor shall be entitled to manage, supervise, amend and modify

Exh. A-16

Exhibit 10.2

(including, without limitation, an amendment to increase the amount of such Obligations or waive an Event of Default) the obligations of the Grantors to it in accordance with applicable law and such Creditor’s practices in effect from time to time without regard to the existence of any other Creditor.

14.            Turnover of Collateral.    If any Creditor acquires custody, control or possession of any Collateral or any proceeds thereof other than pursuant to the terms of this Agreement, such Creditor shall promptly cause such Collateral or the proceeds of such Collateral to be delivered to or put in the custody, possession or control of the Collateral Agent for disposition and distribution in accordance with the provisions of Section 5 of this Agreement. Until such time as such Creditor shall have complied with the provisions of the immediately preceding sentence, such Creditor shall be deemed to hold such Collateral and the proceeds thereof in trust for the parties entitled thereto under this Agreement.

15.            Options to Purchase.

(a)           After the occurrence of a Purchase Option Trigger Event (as defined below), each Bank shall have the option to purchase all (but not less than all) of the outstanding Obligations owed to the Noteholders at a purchase price equal to 100% of the amount of such Obligations on the date of purchase (including all interest thereon to the date of purchase), plus an amount equal to the Yield-Maintenance Amount which would be payable under the applicable Note Purchase Agreement if the Senior Notes were prepaid pursuant to the optional prepayment provisions of the applicable Note Purchase Agreement on such date of purchase.

(b)           After the occurrence of a Purchase Option Trigger Event, each Noteholder shall have the option to purchase all (but not less than all) of the outstanding Obligations owed to the Banks at a purchase price equal to 100% of the amount thereof on the date of purchase (including all interest thereon to the date of purchase).

(c)           Any Creditor desiring to exercise its option to purchase under this Section 15 may do so by giving notice to the Creditors whose Obligations are to be purchased. The closing of the purchase and sale shall take place on the fifth business day after such notice is given. At the closing, the buyer will pay the sellers the purchase price of the Obligations being purchased except that, with respect to the purchase of exposures in respect of outstanding but undrawn Letters of Credit, the purchase shall be a risk participation therein payable at the same time as the related Letters of Credit are drawn. Payment of such purchase price shall be made in the same manner as specified in the applicable Senior Indebtedness Documents. Any notice of exercise of any such option to purchase shall be irrevocable. In the event more than one notice of exercise of an option to purchase under this Section 15 is given, only the notice first given shall be effective and the other notices given shall be ineffective.

(d)           For the purposes of this Section 15, a “Purchase Option Trigger Event” shall occur when (i) an Event of Default has occurred and is continuing, (ii) any Creditor has notified the Collateral Agent and each other Creditor of its desire to direct the Collateral Agent to take action hereunder, and (iii) within 60 days after the notice specified in clause (ii), the Required Creditors shall not have authorized the Collateral Agent to take such action and the

Exh. A-17

Exhibit 10.2

Creditor giving such notice shall not have withdrawn such notice by notice given to the Collateral Agent and the other Creditors.

16.          Amendment.    This Agreement and the provisions hereof may be amended, modified or waived only by a writing signed by the Collateral Agent, the Bank Agent, on its behalf and on behalf of the Banks, and each of the Noteholders.

17.          Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of each of the parties hereto, including subsequent holders of the Obligations and persons subsequently becoming parties to the Senior Indebtedness Documents as Creditors; provided that (a) neither the Collateral Agent nor any Creditor shall assign or transfer any interest in any Obligations or permit such person to become such a party to the applicable Senior Indebtedness Documents unless such transfer or assignment is made subject to this Agreement and such transferee, assignee or person assumes the obligations of the transferor or assignor or the obligations of a Creditor, as the case may be, hereunder from and after the time of such transfer or assignment or the time such person becomes a party to the applicable Senior Indebtedness Documents, as the case may be, and (b) the appointment of any replacement Collateral Agent shall be subject to the provisions of Section 2 of this Agreement.

18.          Limitation Relative to Other Agreements.    Nothing contained in this Agreement is intended to impair (a) as between the Noteholders and the Grantors, the rights of the Noteholders and the obligations of the Grantors under the Note Purchase Agreements and the Senior Notes, or (b) as between the Bank Agent, the Banks and the Grantors, the rights of the Bank Agent and the Banks and the obligations of the Grantors under the Bank Credit Agreement and the agreements, documents and instruments delivered in connection therewith.

19.          Counterparts.    This Agreement may be executed in several counterparts and by each party on a separate counterpart, each of which, when so executed and delivered, shall be an original, but all of which together shall constitute but one and the same instrument. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Any facsimile copy of a signature hereto shall have the same effect as the original thereof.

20.          Governing Law.    THIS AGREEMENT SHALL BE GOVERNED AS TO VALIDITY, INTERPRETATIONS, ENFORCEABILITY AND EFFECT BY THE INTERNAL LAWS (AS OPPOSED TO CONFLICT OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS.

21.          Confirmations and Agreements.

(i)           The Bank Agent confirms that the Banks have approved this Agreement as of the date hereof.

(ii)          Each party subject hereto agrees that it will not, and will use commercially reasonable efforts to cause its agents, employees, officers, directors, shareholders, partners, and its representatives associated with or acting on its behalf (collectively, the “Representatives”), and its sub-contractors, if any, not to, directly or indirectly through a third-party intermediary, in

Exh. A-18

Exhibit 10.2

connection with this Agreement and the transactions resulting herefrom, offer, pay, promise to pay, or authorize the giving of money or anything of value to any Government Official (as defined below) for the purpose of inducing such Government Official to use his or her influence or position with the government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist in obtaining or retaining business for, directing business to, or securing an improper advantage for such party.

(b)           Each party subject hereto will, and will use commercially reasonable efforts to cause its Representatives and sub-contractors, if any, to maintain books and records that accurately reflect any payment of money or thing of value to a Government Official, directly or indirectly, in connection with any matter relating to this Agreement.

(c)           The term “Government Official” includes any employee, agent or representative of a non-US government, and any non-US political party, party official or candidate. Government Official may also include royalty, non-US legislators, representatives of non-US state-owned enterprises, employees of public international organizations (including but not limited to the United Nations, International Monetary Fund, World Bank and other international agencies and organizations), and employees and officers of foreign embassies or trade organizations having offices in the US, regardless of rank or position, and any individuals acting on behalf of a Government Official.

(d)           On any date on which the Obligations or any other amounts need to be determined, the Collateral Agent shall use the rate of exchange specified in Section 5.6 of the Bank Credit Agreement to determine the U.S. Dollar equivalent of any foreign currency (if any) in which such Obligations or other amounts are denominated, and such U.S. Dollar equivalent shall be used for purposes of determining that portion of the Obligations or such other amounts denominated in the applicable foreign currencies on such date.

The remainder of this page is intentionally blank.

Exh. A-19

Exhibit 10.2

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

U.S. BANK NATIONAL ASSOCIATION
as Bank Agent and Collateral Agent

By:
Name:
Title:

Notice information:

800 Nicollet Mall Mail Code BC-MN-HO3P
Minneapolis, MN 55402 Attention: Michael J. Staloch Telephone: (612) 303-3050
Fax: (612) 303-2265 E-mail: Michael.Staloch@usbank.com

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, as a Noteholder

By:

Vice President

Notice information:

The Prudential Insurance Company of America c/o Prudential Capital Group Two Prudential Plaza, Suite 5600 180 N. Stetson Avenue Chicago, IL 60601

Attention: Managing Director

Exh. A-20

Exhibit 10.2

GIBRALTAR LIFE INSURANCE CO., LTD.,
as a Noteholder THE PRUDENTIAL LIFE INSURANCE COMPANY, LTD., as a Noteholder

By:	Prudential Investment Management (Japan), Inc., as Investment Manager

By:	Prudential Investment Management, Inc., as Sub-Adviser

By:
Vice President

Notice information:

Pruco Life Insurance Company c/o Prudential Capital Group
Two Prudential Plaza, Suite 5600 180 N. Stetson Avenue Chicago, IL 60601

Attention: Managing Director

Exh. A-21

Exhibit 10.2

FORETHOUGHT LIFE INSURANCE COMPANY, as a Noteholder
RGA REINSURANCE COMPANY, as a Noteholder MTL INSURANCE COMPANY, as a Noteholder ZURICH AMERICAN INSURANCE COMPANY, as a Noteholder
By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as its General Partner)

By:
Vice President

Notice information:

Prudential Retirement Insurance and Annuity Company

c/o Prudential Capital Group

Two Prudential Plaza, Suite 5600

180 N. Stetson Avenue

Chicago, IL 60601

Attention: Managing Director

Exh. A-22

Exhibit 10.2

EXHIBIT A

LIST OF COLLATERAL DOCUMENTS

Pledge Agreement, dated as of May 23, 2011, made by Graco Inc.

Exh. A-23

Exhibit 10.2

ACKNOWLEDGMENT OF AND CONSENT AND AGREEMENT

TO INTERCREDITOR AND COLLATERAL AGENCY AGREEMENT

Each of the undersigned, a Grantor described in the Intercreditor and Collateral Agency Agreement set forth above, acknowledges and, to the extent required, consents to the terms and conditions of the Intercreditor and Collateral Agency Agreement. Each of the undersigned Grantors does hereby further acknowledge and agree to its agreements under Sections 2(i), 5(c) and 10 of the Intercreditor and Collateral Agency Agreement and acknowledges and agrees that it is not a third-party beneficiary of, nor has any rights under, the Intercreditor and Collateral Agency Agreement. Each of the undersigned confirms that the signatories to this Acknowledgment of and Consent and Agreement to Intercreditor and Collateral Agency Agreement constitute all of the Grantors in existence as of the date hereof.

This Acknowledgment of and Consent and Agreement to Intercreditor and Collateral Agency Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which, when so executed and delivered, shall be an original, but all of which together shall constitute but one of the same instrument. In proving this Acknowledgment of and Consent and Agreement to Intercreditor and Collateral Agency Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

The remainder of this page is intentionally blank.

Exh. A-24

Exhibit 10.2

IN WITNESS WHEREOF, each party below has caused this Acknowledgment of and Consent and Agreement to Intercreditor and Collateral Agency Agreement to be executed by its duly authorized officer as of May 23, 2011.

GRACO INC.
GRACO HOLDINGS INC. GRACO MINNESOTA INC. GRACO OHIO INC.

By:
Name:	James A. Graner
Title:	CFO & Treasurer

Exh. A-25

Exhibit 10.2

Exhibit B

FORM OF PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT (this “Agreement”), dated as of May 23, 2011, is made and given by GRACO INC., a corporation organized under the laws of the State of Minnesota (the “Pledgor”) to U.S. BANK NATIONAL ASSOCIATION as Collateral Agent (in such capacity, and together with any successors in such capacity, the “Secured Party”) for the banks (the “Banks”) from time to time party to the Credit Agreement defined below and the noteholders (the “Noteholders” and collectively with the Banks, the “Creditors”) from time to time holding notes issued under the Note Purchase Agreements defined below.

RECITALS

A.            Graco Inc., a Minnesota corporation (the “Borrower”), the Borrowing Subsidiaries from time to time party thereto, the Banks (as named therein from time to time) and U.S. Bank National Association, as Agent, have entered into a Credit Agreement dated as of May 23, 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) pursuant to which the Banks have agreed to extend to the Borrower certain credit accommodations, including loan and letter of credit facilities.

B.            The Borrower and the Noteholders named in the Purchaser Schedule attached thereto have entered into a Note Agreement dated as of March 11, 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “March 11, 2011 Note Purchase Agreement”).

C.            It is contemplated that the Borrower will enter into a Note Agreement with one or more affiliates of The Prudential Insurance Company of America as Noteholders named in the Purchaser Schedule attached thereto (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Additional Note Purchase Agreement”, together with the March 2011 Note Agreement, the “Note Purchase Agreements”, and together with the Credit Agreement and the agreements, documents and instruments delivered in connection with any or all of the foregoing (as each may be amended, restated, supplemented or otherwise modified from time to time), the “Senior Indebtedness Documents”).

D.            The Agent, the Secured Party and the Noteholders have entered into an Intercreditor and Collateral Agency Agreement dated as of May 6, 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), pursuant to which the Secured Party has been appointed Collateral Agent.

E.            The Pledgor is the owner of the stock or other ownership or membership interests (the “Pledged Interests”) described in Schedule I hereto issued by the issuers named thereon. The Pledgor may own stock or other ownership or membership interests in such issuers in excess of the percentage set forth on Schedule I, but the term “Pledged Interests” shall be limited to the percentage of stock or other ownership or membership interest listed on Schedule I, and all assets described in Sections 2(b) and (c) hereof consistent therewith.

Exhibit 10.2

F.             It is a term and condition of the Senior Indebtedness Documents that Pledgor enter into this Agreement and grant the security interests and pledges provided herein.

G.            The Pledgor finds it advantageous, desirable and in the best interests of the Pledgor to comply with the requirement that this Agreement be executed and delivered to the Secured Party.

H.            The relative rights and priorities of the Creditors in respect of the Collateral (as defined below) are governed by the Intercreditor Agreement.

NOW, THEREFORE, in consideration of the premises and in order to induce the Creditors to continue to extend credit accommodations to the Borrower, the Pledgor hereby agrees with the Secured Party for the benefit of the Secured Party (on behalf of the Creditors) as follows:

Section 1.              Defined Terms.    As used in this Agreement, the following terms shall have the meanings indicated:

“Collateral” shall have the meaning given to such term in Section 2.

“Event of Default” shall have the meaning given to such term in the Intercreditor Agreement.

“Lien” shall mean any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of the lessors under capitalized leases), in, of or on any assets or properties of the Person referred to.

“Permitted Lien” shall have the meaning given to such term in Section 4(a).

“Pledged Interests” shall have the meaning given to such term in the Recitals.

“Secured Obligations” shall mean all of the “Obligations” under and as defined in the Credit Agreement and all of the obligations owing to the Noteholders under the Note Purchase Agreements, including, without limitation, all of the “Obligations” under and as defined in the Intercreditor Agreement.

“Security Interest” shall have the meaning given to such term in Section 2.

(a)        Terms Defined in Uniform Commercial Code. All other terms used in this Agreement that are not specifically defined herein or the definitions of which are not incorporated herein by reference shall have the meaning assigned to such terms in Article 9 of the Uniform Commercial Code as adopted in the State of Minnesota.

Exh. B-2

Exhibit 10.2

(b)        Singular/Plural, Etc.    Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular, the plural and “or” has the inclusive meaning represented by the phrase “and/or.” The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections are references to Sections in this Agreement unless otherwise provided.

Section 2.              Pledge.     As security for the payment and performance of all of the Secured Obligations, the Pledgor hereby pledges to the Secured Party for the benefit of the Secured Party and the Creditors and grants to the Secured Party for the benefit of the Secured Party and the Creditors a security interest (the “Security Interest”) in the following, including any securities account containing a securities entitlement with respect to the following (the “Collateral”):

(a)        The Pledged Interests and the certificates representing the Pledged Interests, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Interests.

(b)        All additional shares of stock or ownership or membership interests of any issuer of the Pledged Interests from time to time acquired by the Pledgor in any manner in exchange for, as a dividend on, as a result of stock splits or combinations or otherwise in connection with the initial Pledged Interests, and the certificates representing such additional shares of stock or ownership or membership interests, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares of stock or ownership or membership interests.

(c)        All proceeds of any and all of the foregoing (including proceeds that constitute property of types described above).

Section 3.              Delivery of Collateral.    All certificates and instruments representing or evidencing the Pledged Interests shall be delivered to the Secured Party contemporaneously with the execution of this Agreement. All certificates and instruments representing or evidencing Collateral received by the Pledgor after the execution of this Agreement shall be delivered to the Secured Party promptly upon the Pledgor’s receipt thereof. All such certificates and instruments shall be held by or on behalf of the Secured Party pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Secured Party. With respect to all Pledged Interests consisting of uncertificated securities, book-entry securities or securities entitlements, the Pledgor shall either (a) execute and deliver, and cause any necessary issuers or securities intermediaries to execute and deliver, control agreements in form and substance reasonably satisfactory to the Secured Party covering such Pledged Interests, or (b) cause such Pledged Interests to be transferred into the name of the Secured Party. The Secured Party shall have the right at any time, when an Event of Default has occurred and is continuing, to cause any or all of the Collateral to be transferred of record into the name of the Secured Party or its nominee for the benefit of the Creditors (but subject to the rights of the Pledgor under Section 6) and to exchange certificates representing or evidencing Collateral for certificates of smaller or larger denominations. If the Collateral is in the possession of a bailee,

Exh. B-3

Exhibit 10.2

the Pledgor will join with the Secured Party in notifying the bailee of the interest of the Secured Party and in obtaining from the bailee an acknowledgment that it hold the Collateral for the benefit of the Secured Party.

Section 4.              Certain Warranties and Covenants.    The Pledgor makes the following warranties and covenants:

(a)        The Pledgor has title to the Pledged Interests and will have title to each other item of Collateral hereafter acquired, free of all Liens except the Security Interest and liens permitted by the Senior Indebtedness Documents or that arise by operation of law (“Permitted Liens”). As of the date of this Agreement, the Pledgor is unaware of the existence of any such liens arising by operation of law.

(b)        The Pledgor has full corporate power and authority to execute this Agreement, to perform the Pledgor’s obligations hereunder and to subject the Collateral to the Security Interest created hereby.

(c)        No financing statement covering all or any part of the Collateral is on file in any public office (except for any financing statements filed by the Secured Party or as permitted by the Intercreditor Agreement).

(d)        The Pledged Interests have been duly authorized and validly issued by the issuer thereof and are fully paid and non-assessable. The certificates representing the Pledged Interests are genuine.

(e)        The Pledged Interests constitute the percentage of the issued and outstanding member interests of the respective issuers thereof indicated on Schedule I (if any such percentage is so indicated).

Section 5.              Further Assurances.     The Pledgor agrees that at any time and from time to time, at the expense of the Pledgor, the Pledgor will promptly execute and deliver all further instruments and documents, and take all further action that may be necessary or that the Secured Party may reasonably request, in order to perfect and protect the Security Interest or to enable the Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral (but any failure to request or assure that the Pledgor execute and deliver such instruments or documents or to take such action shall not affect or impair the validity, sufficiency or enforceability of this Agreement and the Security Interest, regardless of whether any such item was or was not executed and delivered or action taken in a similar context or on a prior occasion).

Section 6.              Voting Rights; Dividends; Etc.

(a)        Subject to paragraph (d) of this Section 6, the Pledgor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Pledged Interests or any other stock or member interests that becomes part of the Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or the other Senior Indebtedness Documents.

Exh. B-4

Exhibit 10.2

(b)        Subject to paragraph (e) of this Section 6 and Section 3 hereof, the Pledgor shall be entitled to receive, retain, and use in any manner not prohibited by the Senior Indebtedness Documents any and all interest and dividends paid in respect of the Collateral.

(c)        The Secured Party shall execute and deliver (or cause to be executed and delivered) to the Pledgor all such proxies and other instruments as the Pledgor may reasonably request for the purpose of enabling the Pledgor to exercise the voting and other rights that it is entitled to exercise pursuant to Section 6(a) hereof and to receive the dividends and interest that it is authorized to receive and retain pursuant to Section 6(b) hereof.

(d)        Upon the occurrence and during the continuance of any Event of Default, the Secured Party shall have the right in its sole discretion, and the Pledgor shall execute and deliver all such proxies and other instruments as may be necessary or appropriate to give effect to such right, to terminate all rights of the Pledgor to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 6(a) hereof, and all such rights shall thereupon become vested in the Secured Party who shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights; provided, however, that the Secured Party shall not be deemed to possess or have control over any voting rights with respect to any Collateral unless and until the Secured Party has given written notice to the Pledgor that any further exercise of such voting rights by the Pledgor is prohibited and that the Secured Party and/or its assigns will henceforth exercise such voting rights; and provided, further, that neither the registration of any item of Collateral in the Secured Party’s name nor the exercise of any voting rights with respect thereto shall be deemed to constitute a retention by the Secured Party of any such Collateral in satisfaction of the Secured Obligations or any part thereof.

(e)        Upon the occurrence and during the continuance of any Event of Default following written notice from the Secured Party to the Pledgor of revocation of the Pledgor’s rights under Section 6(b) hereof (provided that no such notice shall be required in the case of an Event of Default under Section 10.1(e) or (f) of the Credit Agreement or Section 7A(viii), (ix) or (x) of the Note Purchase Agreements):

(i)        all rights of the Pledgor to receive the dividends and interest that it would otherwise be authorized to receive and retain pursuant to Section 6(b) hereof shall cease, and all such rights shall thereupon become vested in the Secured Party who shall thereupon have the sole right to receive and hold such dividends as Collateral, and

(ii)        all payments of interest and dividends that are received by the Pledgor contrary to the provisions of paragraph (i) of this Section 6(e) shall be received in trust for the benefit of the Secured Party, shall be segregated from other funds of the Pledgor and shall be forthwith paid over to the Secured Party as Collateral in the same form as so received (with any necessary endorsement).

Exh. B-5

Exhibit 10.2

Section 7.            Transfers and Other Liens; Additional Member Interests.

(a)        Except as may be permitted by the Senior Indebtedness Documents, the Pledgor agrees that it will not (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral, or (ii) create or permit to exist any Lien, upon or with respect to any of the Collateral other than Permitted Liens to the extent that the holder thereof shall not be seeking enforcement thereof in any way.

(b)        The Pledgor agrees that it will (i) cause each issuer of the Pledged Interests not to issue any additional stock or member interests that would cause the percentage of all such stock or membership interest represented by the Pledged Interests to be less than such percentage as of the date of this Agreement, and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional shares of stock or member interests or other securities of each issuer of the Pledged Interests issued to or received by the Pledgor, provided, that at no time shall the Pledged Interests be required to exceed, on a percentage basis, 65% of all outstanding stock or membership interest of any issuer.

Section 8.            Secured Party Appointed Attorney-in-Fact.  As additional security for the Secured Obligations, the Pledgor hereby irrevocably appoints the Secured Party the Pledgor’s attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise, from time to time in the Secured Party’s good-faith discretion, to take any action and to execute any instrument that the Secured Party may reasonably believe necessary or advisable to accomplish the purposes of this Agreement (subject to the rights of the Pledgor under Section 6 hereof), in a manner consistent with the terms hereof, including, without limitation, to receive, indorse and collect all instruments made payable to the Pledgor representing any dividend or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

Section 9.            Secured Party May Perform.  The Pledgor hereby authorizes the Secured Party to file financing statements with respect to the Collateral. The Pledgor irrevocably waives any right to notice of any such filing. If the Pledgor fails to perform any agreement contained herein, the Secured Party may itself perform, or cause performance of, such agreement, and the reasonable expenses of the Secured Party incurred in connection therewith shall be payable by the Pledgor under Section 13 hereof.

Section 10.          The Secured Party’s Duties.  The powers conferred on the Secured Party hereunder are solely to protect its and the Creditors’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers. The Secured Party shall be deemed to have exercised reasonable care in the safekeeping of any Collateral in its possession if such Collateral is accorded treatment substantially equal to the safekeeping which the Secured Party accords its own property of like kind. Except for the safekeeping of any Collateral in its possession and the accounting for monies and for other properties actually received by it hereunder, neither the Secured Party nor any Creditor shall have any duty, as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Secured Party or any

Exh. B-6

Exhibit 10.2

Creditor has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any Persons or any other rights pertaining to any Collateral. The Secured Party will take action in the nature of exchanges, conversions, redemption, tenders and the like requested in writing by the Pledgor with respect to any of the Collateral in the Secured Party’s possession if the Secured Party in its reasonable judgment determines that such action will not impair the Security Interest or the value of the Collateral, but a failure of the Secured Party to comply with any such request shall not of itself be deemed a failure to exercise reasonable care.

Section 11.            Remedies upon Default. If any Event of Default shall have occurred and be continuing:

(a)        The Secured Party may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under Article 9 of the Uniform Commercial Code as adopted in the State of Minnesota (the “Code”) in effect at that time, and may, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Secured Party’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Secured Party may reasonably believe are commercially reasonable. The Secured Party agrees to give at least ten days’ prior notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made, and the Pledgor agrees that such notice shall constitute reasonable notification. The Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Pledgor hereby waives all requirements of law, if any, relating to the marshalling of assets which would be applicable in connection with the enforcement by the Secured Party of its remedies hereunder, absent this waiver. The Secured Party may disclaim warranties of title and possession and the like.

(b)        The Secured Party may notify any Person obligated on any of the Collateral that the same has been assigned or transferred to the Secured Party and that the same should be performed as requested by, or paid directly to, the Secured Party, as the case may be. The Pledgor shall join in giving such notice, if the Secured Party so requests. The Secured Party may, in the Secured Party’s name or in the Pledgor’s name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such Collateral or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligation of any such Person.

(c)        Any cash held by the Secured Party as Collateral and all cash proceeds received by the Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Secured Party, be held by the Secured Party as collateral for, or then or at any time thereafter be applied in whole or in part by the

Exh. B-7

Exhibit 10.2

Secured Party against, all or any part of the Secured Obligations (including any expenses of the Secured Party payable pursuant to Section 13 hereof).

Section 12.            Waiver of Certain Claims. The Pledgor acknowledges that because of present or future circumstances, a question may arise under the Securities Act of 1933, as from time to time amended (the “Securities Act”), with respect to any disposition of the Collateral permitted hereunder. The Pledgor understands that compliance with the Securities Act may very strictly limit the course of conduct of the Secured Party if the Secured Party were to attempt to dispose of all or any portion of the Collateral and may also limit the extent to which or the manner in which any subsequent transferee of the Collateral or any portion thereof may dispose of the same. There may be other legal restrictions or limitations affecting the Secured Party in any attempt to dispose of all or any portion of the Collateral under the applicable Blue Sky or other securities laws or similar laws analogous in purpose or effect. The Secured Party may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such Collateral for their own account for investment only and not to engage in a distribution or resale thereof. The Pledgor agrees that the Secured Party shall not incur any liability, and any liability of the Pledgor for any deficiency shall not be impaired, as a result of the sale of the Collateral or any portion thereof at any such private sale in a manner that the Secured Party reasonably believes is commercially reasonable (within the meaning of Section 9-627 of the Uniform Commercial Code as adopted in the State of Minnesota). The Pledgor hereby waives any claims against the Secured Party arising by reason of the fact that the price at which the Collateral may have been sold at such sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Secured Party shall accept the first offer received and does not offer any portion of the Collateral to more than one possible purchaser. The Pledgor further agrees that the Secured Party has no obligation to delay sale of any Collateral for the period of time necessary to permit the issuer of such Collateral to qualify or register such Collateral for public sale under the Securities Act, applicable Blue Sky laws and other applicable state and federal securities laws, even if said issuer would agree to do so. Without limiting the generality of the foregoing, the provisions of this Section would apply if, for example, the Secured Party were to place all or any portion of the Collateral for private placement by an investment banking firm, or if such investment banking firm purchased all or any portion of the Collateral for its own account, or if the Secured Party placed all or any portion of the Collateral privately with a purchaser or purchasers.

Section 13.            Costs and Expenses; Indemnity. The Pledgor will pay or reimburse the Secured Party on demand for all reasonable out-of-pocket expenses (including in each case all filing and recording fees and taxes and all reasonable fees and expenses of counsel and of any experts and agents) incurred by the Secured Party in connection with the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest and the preparation, administration, continuance, amendment or enforcement of this Agreement, and all such costs and expenses shall be part of the Secured Obligations secured by the Security Interest. The Pledgor shall indemnify and hold the Secured Party and each Creditor harmless from and against any and all claims, losses and liabilities (including reasonable attorneys’ fees) growing out of or resulting from this Agreement (including enforcement of this Agreement) or the Secured Party’s actions pursuant hereto, except claims, losses or liabilities resulting from the Secured Party’s gross negligence or willful misconduct as determined by a final judgment of a court of

Exh. B-8

Exhibit 10.2

competent jurisdiction. Any liability of the Pledgor to indemnify and hold the Secured Party and each Creditor harmless pursuant to the preceding sentence shall be part of the Secured Obligations secured by the Security Interest. The obligations of the Pledgor under this Section shall survive any termination of this Agreement.

Section 14.            Waivers and Amendments; Remedies.    This Agreement can be waived, modified, amended, terminated or discharged, and the Security Interest can be released, only explicitly in a writing signed by the Secured Party and the Pledgor. A waiver so signed shall be effective only in the specific instance and for the specific purpose given. Mere delay or failure to act shall not preclude the exercise or enforcement of any rights and remedies available to the Secured Party. All rights and remedies of the Secured Party shall be cumulative and may be exercised singly in any order or sequence, or concurrently, at the Secured Party’s option, and the exercise or enforcement of any such right or remedy shall neither be a condition to nor bar the exercise or enforcement of any other.

Section 15.            Notices.    Any notice or other communication to any party in connection with this Agreement shall be sent as provided in the Intercreditor Agreement.

Section 16.            Pledgor Acknowledgments.    The Pledgor hereby acknowledges that (a) the Pledgor has been advised by counsel in the negotiation, execution and delivery of this Agreement, (b) the Secured Party has no fiduciary relationship to the Pledgor, the relationship being solely that of debtor and creditor, and (c) no joint venture exists between the Pledgor and the Secured Party.

Section 17.            Continuing Security Interest; Assignments under Credit Agreement.    This Agreement shall create a continuing security interest in the Collateral and shall (a) subject to release by the Secured Party as provided in Section 13.16 of the Credit Agreement and Section 11V of the Note Purchase Agreements, remain in full force and effect until Termination Conditions (as defined in and determined under the Credit Agreement) and conditions for termination under the Note Purchase Agreements exist, (b) be binding upon the Pledgor, its successors and assigns, and (c) inure, together with the rights and remedies of the Secured Party hereunder, to the benefit of, and be enforceable by, the Secured Party and its successors and permitted transferees and assigns. Without limiting the generality of the foregoing clause (c), the Secured Party may assign or otherwise transfer all or any portion of its rights and obligations under the Senior Indebtedness Documents to any other Person to the extent and in the manner provided in the Senior Indebtedness Documents, and may similarly transfer all or any portion of its rights under this Agreement to such Persons.

Section 18.            Termination of Security Interest.    At such time as Termination Conditions (as defined in and determined under the Credit Agreement) and conditions for termination under the Note Purchase Agreements exist, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to the Pledgor. Upon any such termination, the Secured Party will return to the Pledgor such of the Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof and execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence such termination. Any reversion or return of the Collateral upon termination of this Agreement and any instruments of transfer or termination shall be at the expense of the Pledgor and shall be without warranty by, or recourse on, the

Exh. B-9

Exhibit 10.2

Secured Party. As used in this Section, “Pledgor” includes any assigns of Pledgor, any Person holding a subordinate security interest in any part of the Collateral or whoever else may be lawfully entitled to any part of the Collateral.

Section 19.            Governing Law and Construction.    THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MINNESOTA; PROVIDED, HOWEVER, THAT NO EFFECT SHALL BE GIVEN TO CONFLICT OF LAWS PRINCIPLES OF THE STATE OF MINNESOTA, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE MANDATORILY GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF MINNESOTA. Whenever possible, each provision of this Agreement and any other statement, instrument or transaction contemplated hereby or relating hereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement or any other statement, instrument or transaction contemplated hereby or relating hereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or any other statement, instrument or transaction contemplated hereby or relating hereto.

Section 20.            Consent to Jurisdiction.    AT THE OPTION OF THE SECURED PARTY, THIS AGREEMENT MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN MINNEAPOLIS OR ST. PAUL, MINNESOTA; AND THE PLEDGOR CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE PLEDGOR COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE SECURED PARTY AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

Section 21.            Waiver of Jury Trial.    EACH OF THE PLEDGOR AND THE SECURED PARTY, BY ITS ACCEPTANCE OF THIS AGREEMENT, IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Exh. B-10

Exhibit 10.2

Section 22.            Counterparts.    This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by e-mail transmission of a PDF or similar copy shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart signature page to this Agreement by facsimile or by e-mail transmission shall also deliver an original executed counterpart of this Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability or binding effect of this Agreement.

Section 23.            General.    All representations and warranties contained in this Agreement or in any other agreement between the Pledgor and the Secured Party shall survive the execution, delivery and performance of this Agreement and the creation and payment of the Secured Obligations. The Pledgor waives notice of the acceptance of this Agreement by the Secured Party. Captions in this Agreement are for reference and convenience only and shall not affect the interpretation or meaning of any provision of this Agreement.

Section 24.            Collateral Agent.    U.S. Bank National Association, in its capacity as Secured Party, has been appointed collateral agent for the Creditors hereunder pursuant to the Intercreditor Agreement. It is expressly understood and agreed by the parties to this Agreement that any authority conferred upon the Secured Party hereunder is subject to the terms of the delegation of authority made by the Creditors to the Secured Party pursuant to the Intercreditor Agreement, and that the Secured Party has agreed to act (and any successor Secured Party shall act) as such hereunder only on the express conditions contained in such Section 2. Any successor Secured Party appointed pursuant to the Intercreditor Agreement shall be entitled to all the rights, interests and benefits of the Secured Party hereunder. For the avoidance of doubt, each Pledgor hereby acknowledges and agrees that it is not a third-party beneficiary of, nor has any rights under, the Intercreditor Agreement. If the Secured Party or any Creditor shall violate the terms of the Intercreditor Agreement, each Pledgor agrees, by its execution and delivery hereof, that it shall not use such violation as a defense to any enforcement by any such party against such Pledgor nor assert such violation as a counterclaim or basis for setoff or recoupment against any such party. No such violation shall limit or impair the rights of the Secured Party or any Creditor hereunder.

(signature page follows)

Exh. B-11

Exhibit 10.2

IN WITNESS WHEREOF, the Pledgor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

PLEDGOR:

GRACO INC.

By:
James A. Graner
Chief Financial Officer and Treasurer

Address for Pledgor:

88 11th Avenue N.E.

Minneapolis, MN 55413

Attention: Timothy Stoffel, Corporate Tax Director

Telephone: (612) 623-

Fax: (612)         -

and

Attention: Karen Gallivan

Telephone: (612) 623-6604

Fax: (612) 623-6944

Accepted:
U.S. BANK NATIONAL ASSOCIATION, Secured Party

By:

Title:

Address for Secured Party:

800 Nicollet Mall

Mail Code BC-MN-H03P

Minneapolis, MN 55402

Fax Number: (612) 303-2265

Signature page to Pledge Agreement

Exhibit 10.2

SCHEDULE I

TO

PLEDGE AGREEMENT

GRACO INC.

PLEDGED INTERESTS

Issuer:	Graco K.K.

Jurisdiction of Organization:	Japan

Type of Interest:	Common Stock

Percentage Ownership:	65.00%

Certificate No(s).:	2B-001 through 2B-009; 3A-001 through 3A-008; 4A-001 through 4A-0034

Number of Units/Shares:	429,000

Issuer:	Graco Korea Inc.

Jurisdiction of Organization:	Korea

Type of Interest:	Common Stock

Percentage Ownership:	65.00%

Certificate No(s).:	10,000-1 through 10,000-8; 1000-01; 100-1 through 100-5

Number of Units/Shares:	81,500

Issuer:	Graco N.V.

Jurisdiction of Organization:	Belgium

Type of Interest:	Uncertificated Common Stock

Percentage Ownership:	65.00%

Certificate No(s).:	N/A

Number of Units/Shares:	655,301

Signature page to Pledge Agreement